Exhibit 99.1

For Immediate Release Media Contact

Carl Palmer

(949) 234-1999

cpalmer@seychelle.com

Seychelle Reports Results for the Third Fiscal Quarter and Nine Months ended November 30, 2018

ALISO VIEJO, CA -- (BUSINESS WIRE) January 11, 2019 - Seychelle Water Filtration Products, a DBA of Seychelle Environmental Technologies, Inc. (Seychelle, we, us, our or the Company) (OTCQB: SYEV), a worldwide leader in the development, assembly and sale of proprietary portable water filtration bottles made several announcements today.

For the Fiscal Quarter ended November 30, 2018, Revenue was $609,444, compared to $1,629,324 in the prior year’s fiscal quarter. Seychelle had aNet loss of $126,258 for the fiscal quarter ended November 30, 2018, or ($.00) per share, compared to prior year's fiscal quarter Net income of $246,618, or $.01 per share.

For the Nine Months ended November 30, 2018, Revenue was $2,479,023, compared to $3,829,465 in the prior year’s nine month period. Seychelle had Net loss of $163,087 for the nine month ended November 30, 2018, or ($.01) per share, compared to prior year's nine months’ Net income of $491,995, or $.02 per share.

In fiscal year 2018 a significant portion of our revenues came from organizations which were engaged in natural disaster relief activities. In fiscal year 2019, we did not have the same level of natural disaster revenues and did not replace these customers. As a result our revenue decreased. We have refocused our attention in replacing our customer revenue by expanding our scope with other organizations and will continue to do so. Seychelle is also working on making strong developmental advances to bring new drinking water technologies to expand the current products we have on the market. We believe that as many as four new products could be ready for distribution within the next sixty days. These improvements could favorably impact our earnings and help future sales. Our backorder status remains strong.

We anticipate the Seychelle Omni Straw (SOS) sales to be strong . The 28oz portable advanced products have been specifically improved to reach the national and international military and disaster preparedness markets.

We believe that interest in our international products is increasing, with potential sales to aid in preparations for current disasters and safe drinking water demands. For example, Japan has had a representative visiting Seychelle to preliminarily discuss our Radiation removal products and their concerns with the upcoming Olympics. Previously we have mentioned continuing potential interest in development of miscible CBD use in conjunction with our products. We also note potential strong business interest within the country of Mexico for water purification, although we have no definitive agreements at this time.

"Dedicated to improving the quality of life through the quality of our drinking water”.

 Note to Investors

This press release may contain certain forward-looking information about the Seychelle's business prospects/projections. These are based upon good-faith current expectations of Seychelle's management. Seychelle makes no representation or warranty as to the attainability of such assumptions/projections. Investors are expected to conduct their own investigation with regard to Seychelle. Seychelle assumes no obligation to update the information in this press release. For more information, please visit www.seychelle.com or call (949) 234-1999.